Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS RECORD SECOND-QUARTER SALES OF $626.0 MILLION,
COMPARABLE-STORE SALES CLIMB 5.1%

CHESAPEAKE, Va. - August 7, 2003 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's largest $1.00 discount variety store chain, reported second-quarter 2003 sales of $626.0 million, on a comparable-store sales gain of 5.1%.

Total sales increased 22.2% compared to $512.4 million in last year’s reported fiscal second quarter, and exceeded the Company’s recently raised guidance of $600-$615 million. These results include approximately $12 million of sales from Greenbacks, the 100-store, Salt Lake City based chain that Dollar Tree acquired on June 29, 2003. Additionally, this year’s second quarter included 91 days, compared to 92 days in last year’s quarter.

“Our sales performance in the second quarter was exceptional,” said CEO Macon Brock, Jr. “Momentum that started with a strong Easter carried through to Mother’s Day, Memorial Day, Father’s Day, and July 4th. Our in-stock position on summer basics was excellent. In addition to this everyday merchandise, customers were especially attracted to the large assortment of high-value, brand-name closeouts we offered. We remain well-positioned to deliver on the sales and earnings growth targets we set for the year.”

The Company expects its gross margin for the second quarter will be approximately 35.2%, in-line with previous guidance. Improvements in operating expenses are expected to be offset by higher depreciation. As a result, SG&A, as a percent of sales, is expected to be approximately the same as the 27.7% in last year’s comparable quarter.

Sales for the first half of 2003 totaled $1,241.6 million, a 21.5% year-on-year increase. Those results reflect a comparable-store sales gain of 3.8%.

The Company is planning fiscal third-quarter sales to be in the range of $665-$680 million, based on square footage growth similar to the second quarter’s 36%. This expectation is predicated on a comparable-store sales range of flat to slightly up. The Company expects to end the fiscal year with square footage growth of 28%.

On Tuesday, August 26, 2003, the Company will release its second-quarter earnings results and host a conference call to discuss those results at 4:45 p.m. EDT. The telephone number for the call is 610-769-8817, and reference Dollar Tree Stores. A recorded version of the call will be available until midnight Friday, August 29, and may be accessed by dialing 402-998-1125, reference Dollar Tree Stores. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, August 29.

The Company operated 2,468 stores in 47 states as of August 2, 2003. During the second fiscal quarter of 2003, the Company opened 61 stores, closed 12 stores, added 100 Greenbacks stores, and expanded or relocated 35 stores. The Company’s retail selling square footage totaled approximately 15.7 million at August 2, 2003, a 13% increase from 13.9 million at May 3, 2003 and a 36% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding full-year sales and earnings growth; second-quarter gross margin and SG&A; third-quarter square footage growth, total sales and comparable-store sales; and full-year square footage growth. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2003 and our Quarterly Report on Form 10-Q filed June 10, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757-321-5000
www.DollarTree.com